Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This SETTLEMENT AGREEMENT AND MUTUAL RELEASE (this “Settlement Agreement”) is entered into on this 14th day of May, 2010, by and between The Merit Group, Inc., a South Carolina corporation (“Buyer”), and National Patent Development Corporation, a Delaware corporation (“Seller”).  Buyer and Seller are referred to herein collectively as the “Parties,” and each is sometimes referred to individually as a “Party.” Capitalized terms used but not defined herein have the meanings ascribed to them in the Stock Purchase Agreement by and between the Parties, dated as of November 24, 2009 (the “Stock Purchase Agreement”).

RECITALS

WHEREAS, pursuant to the Stock Purchase Agreement, Seller sold, and Buyer bought (the “Sale”) all of the issued and outstanding stock of Five Star Products, Inc., a Delaware corporation (“Five Star Products”), the holding company and sole stockholder of Five Star Group, Inc., a Delaware corporation (“Five Star Group”, and together with Five Star Products, “Five Star”);

WHEREAS, Section 2.2(a) of the Stock Purchase Agreement provides for an adjustment to the Purchase Price based on any increase or decrease (excluding any increase or decrease directly attributable to income tax payments or refunds) in Revolving Indebtedness from March 31, 2009 through the Closing Date (the “Cash Flow Adjustment”);

WHEREAS, Section 2.2(b)(i) of the Stock Purchase Agreement provides for an adjustment to the Purchase Price either (a) by increasing the Purchase Price, dollar for dollar, by the amount of the Net Results from March 31, 2009 through the Closing Date if such amount is a positive number, or (b) by decreasing the Purchase Price, dollar for dollar, by the amount of the Net Results from March 31, 2009 through the Closing Date if such amount is a negative number (the “Net Results Calculation”);

WHEREAS, Seller’s calculation of Net Results was provided to Buyer via electronic mail on February 12, 2010 pursuant to Section 2.2(b)(ii) of the Stock Purchase Agreement, and pursuant to such section, Buyer notified Seller of Buyer’s proposed adjustments to Seller’s calculation of Net Results by letter dated March 1, 2010;

WHEREAS, pursuant to Section 2.2(c) and Section 2.8 of the Stock Purchase Agreement, the Parties entered into an Escrow Agreement with JPMorgan Chase Bank, National Association (the “Escrow Agent”) dated as of January 15, 2010 (the “Escrow Agreement”);

WHEREAS, pursuant to the Stock Purchase Agreement and in accordance with Section 2 of the Escrow Agreement, on the Closing Date, Buyer deposited with the Escrow Agent the sum of $600,000 (the “Inventory Escrow Deposit”), in addition to other amounts concurrently deposited with the Escrow Agent pursuant to the Escrow Agreement;

WHEREAS, the Parties, without admitting fault or liability, wish to resolve any potential claims concerning the matters described in the foregoing recitals in the manner set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the consideration set forth in Section 2 hereof, and other good and valuable consideration stated herein, receipt and the sufficiency of which is hereby acknowledged and agreed, the Parties hereby stipulate and agree as follows:

1.    Releases.

a.  Buyer, on its own behalf as well as on behalf of its parents, subsidiaries, affiliates, predecessors, successors and assigns and each of their respective officers, directors, members, agents, stockholders and representatives and those in privity with it, including, without limitation, Five Star, (collectively, the “Buyer Releasors”), hereby irrevocably and unconditionally forever releases, remises, acquits and discharges Seller and all of its subsidiaries, affiliates, stockholders, agents, personal representatives, directors, officers and employees and their respective heirs, beneficiaries, executors, administrators, assigns, attorneys, predecessors and successors (collectively, the “Seller Releasees”) from and against any and all debts, obligations, losses, costs, controversies, suits, actions, causes of action, liabilities, judgments, damages, expenses, claims, or demands, in law or in equity, asserted or unasserted, express or implied, foreseen or unforeseen, real or imaginary, suspected or unsuspected, known or unknown, liquidated or non-liquidated, of any kind or nature or description whatsoever, arising from the beginning of the world to the day of the date of this Settlement Agreement, that the Buyer Releasors ever had, presently have, may have, or claim or assert to have, against any of the Seller Releasees in any way relating to or arising out of the Stock Purchase Agreement, the Sale and all related agreements and transactions, including, but not limited to, any and all claims and/or causes of action relating to the Cash Flow Adjustment, the Net Results Calculation or the Inventory Escrow Deposit, but excluding the obligations identified or set forth on Schedule A attached hereto.

b.  Seller, on its behalf as well as on behalf of its parents, subsidiaries, affiliates, predecessors, successors and assigns and each of their respective officers, directors, members, agents, stockholders and representatives and those in privity with it (collectively, the “Seller Releasors”), hereby irrevocably and unconditionally forever releases, remises, acquits and discharges Buyer, Five Star, and all of their subsidiaries, affiliates, stockholders, agents, personal representatives, members, directors, officers and employees and their respective heirs, beneficiaries, executors, administrators, assigns, attorneys, predecessors and successors (collectively, the “Buyer Releasees”) from and against any and all debts, obligations, losses, costs, controversies, suits, actions, causes of action, liabilities, judgments, damages, expenses, claims, or demands, in law or in equity, asserted or unasserted, express or implied, foreseen or unforeseen, real or imaginary, suspected or unsuspected, known or unknown, liquidated or non-liquidated, of any kind or nature or description whatsoever, arising from the beginning of the world to the day of the date of this Settlement  Agreement, that the Seller Releasors ever had, presently have, may have, or claim or assert to have, against any of the Buyer Releasees in any way relating to or arising out of the Stock Purchase Agreement, the Sale and all related agreements and transactions, including, but not limited to, any and all claims and/or causes of action relating to the Cash Flow Adjustment, the Net Results Calculation or the Inventory Escrow Deposit, but excluding the obligations identified or set forth on Schedule A attached hereto.

2.    Consideration.  In consideration of the foregoing releases in Section 1 of this Settlement Agreement (the “Releases”), the Parties agree that the Purchase Price set forth in the Stock Purchase Agreement shall be reduced by an aggregate of One Million and Fifty Thousand Dollars ($1,050,000), which will be satisfied as follows:

a.  The Inventory Escrow Deposit shall be promptly released to Buyer pursuant to Section 4(f) of the Escrow Agreement and all interest and earnings attributable thereto held in escrow shall be promptly released to Seller;

  (i)  Upon release of the Inventory Escrow Deposit to Buyer, no further claims or disbursement obligations shall exist under Section 4(c) of the Escrow Agreement or pursuant to any other provisions of the Escrow Agreement relating to the Inventory Escrow Deposit;

  (ii)  The Parties shall each execute and deliver on the date of this Settlement Agreement joint written instructions to the Escrow Agent to effect the release of the Inventory Escrow Deposit to Buyer pursuant to the standing instructions set forth on Exhibit A to the Escrow Agreement in accordance with Section 2(a) hereof and the terms of the Escrow Agreement, along with any and all other requisite documentation relating to the release of the Inventory Escrow Deposit (the “Escrow Notice”); and

b.  Seller agrees to make a payment by wire transfer payable to Buyer in the amount of Four Hundred Fifty Thousand Dollars ($450,000) promptly upon the full execution of this Settlement Agreement by the Parties and the delivery of the Escrow Notice to the Escrow Agent by the Parties required by Section 2(a)(ii) of this Settlement Agreement.

3.    Taxes.  The Parties agree that the federal, state and local tax consequences to each Party arising out of the transactions herein contemplated shall be the separate responsibility of such Party.

4.        Breach of Settlement Agreement.  The Releases shall not affect any claims for breach of this Settlement Agreement, and each of the parties hereto retains the right to seek enforcement of this Settlement Agreement or damages for the breach of this Settlement Agreement.

5.    Denial of Liability.  This Settlement Agreement is a compromise settlement of disputed matters and by executing this Settlement Agreement, no Party admits any wrongdoing, liability, or fault.  Each Party has entered into this Settlement Agreement and decided to compromise disputed matters purely for business reasons and with the intent of avoiding any business disruption or the uncertainty and potential costs of arbitration or litigation, as the case may be.  The settlement of these matters and the obligations created by this Settlement Agreement are not, and shall not be, construed as an admission of liability by any Party with regard to any dispute, claim, or cause of action, but to the contrary, are and shall be construed as a denial of any and all liability.

6.    Representations and Warranties.  Each Party represents and warrants with respect to itself and those for persons which it is acting hereunder that (i) neither it nor any such person for whom it is acting has sold, assigned, transferred, conveyed, or otherwise disposed of any of the claims, demands, obligations or causes of action released in this Settlement Agreement, (ii) the execution and delivery of this Settlement Agreement and the consummation of the transactions contemplated thereby and the performance of its obligations hereunder (A) have been duly and validly authorized by all necessary corporate action by it and  (B) constitute the legal, valid and binding obligation of it, and (iii) each such Party has read this Settlement Agreement, understands its content and is executing it freely and voluntarily with an intent to bind itself to its terms.

7.    Assignments.  This Settlement Agreement shall not be assigned by any Party hereto without the prior written consent of each of the Parties, which consent shall not be unreasonably delayed or withheld.

8.    Parties Bound.  This Settlement Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the Parties.

9.    Amendments.  This Settlement Agreement may not be amended, revoked and/or modified in whole or part, except for a writing executed by each of the Parties.

10.     Involvement of Advisors.  Each Party represents that it has had the opportunity to seek, and has sought and received, to the extent it deemed appropriate, advice from attorneys, accountants, or tax and financial advisors of its own choosing (as each Party deems appropriate) with respect not only to the preparation, execution, meaning, and effect of this Settlement Agreement, its terms and the Releases, but also as to all other matters at issue between the Parties.

11.      Construction.  This Settlement Agreement was jointly drafted by the Parties and the language of all parts of this Settlement Agreement shall in all cases be construed as a whole according to its meaning and not strictly for or against either of the Parties.

12.      Severability.  If any provision of this Settlement Agreement is held to be illegal, void, or unenforceable, that holding shall have no effect upon, and shall not impair the legality or enforceability of, any other provision of this Settlement Agreement; provided, however, that upon any finding that any provision is illegal, void, or unenforceable, the Parties agree to promptly execute an amendment to this Settlement Agreement with a provision of comparable scope that has been revised only to the extent to render it legal and enforceable.

13.       Counterparts.  This Settlement Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.      Facsimile or PDF Signature.  A facsimile signature or a signature in Portable Document Format (pdf) transmitted via electronic mail shall constitute an original signature for purposes of this Settlement Agreement.

15.      Headings.  The Section headings contained in this Settlement Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Settlement Agreement.

16.      Further Assurances. Each Party agrees that, upon a request of the other Party, it will execute and deliver such further documents and undertake such further action as may reasonably be required to give effect to any of the agreements and covenants contained in this Settlement Agreement.

17.      Notices.  All notices, claims, certificates, requests, demands and other communications hereunder shall be (a) given in writing, (b) delivered personally, or sent by fax or in Portable Document Format (pdf) transmitted via electronic mail, or sent by a nationally recognized overnight courier, postage prepaid, and (c) deemed to have been duly given when so delivered personally or sent by fax, with receipt confirmed, or one (1) Business Day after the date of deposit with such nationally recognized overnight courier.  All such notices, claims, certificates, requests, demands and other communications shall be addressed to the respective parties at the addresses set forth below or to such other address as the person to whom notice is to be given may have furnished to the others in writing in accordance herewith.

If to Buyer, to:	With a copy to:

The Merit Group, Inc.	Parker Poe Adams & Bernstein LLP
1310 Union Street	401 South Tryon Street, Suite 3000
Spartanburg, South Carolina 29302	Charlotte, North Carolina 28202
Attention: Jay Baker	Attention: Richard K. Schell
Fax: (864) 699-3505	Fax: (704) 335-9690
Email: jay.baker@merit-group.com	Email: richschell@parkerpoe.com

If to Seller, to:	With a copy to:

National Patent Development Corporation	Day Pitney LLP
Attention: Harvey P. Eisen, Chairman of the Board	7 Times Square
c/o Bedford Oak Advisors, LLC	New York, NY 10036
100 South Bedford Road	Attention: Frank E. Lawatsch, Jr.
Mt. Kisco, NY 10549	Fax: (212) 916-2940
Fax: (914) 242-5798	Email: flawatsch@daypitney.com
Email: HEisen@bedfordoak.com

18.      Governing Law. This Settlement Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles of conflicts of law.

19.      Effective Date.  The effective date of this Settlement Agreement shall be the date and year first written above.

IN WITNESS WHEREOF, the Parties have caused this Settlement Agreement to be executed as of the date and year first written above.

BUYER:
WITNESS:
THE MERIT GROUP, INC.

By:	/s/ JAY BAKER	[ILLEGIBLE]
Jay Baker
President

SELLER:
WITNESS:
NATIONAL PATENT DEVELOPMENT CORPORATION

By:	/s/ HARVEY P. EISEN	/s/ NANCY PANUCCI
Harvey P. Eisen
Chairman, President and Chief Executive Officer

SCHEDULE A

Excluded Obligations and Agreements

The obligations of, and agreements by and among, National Patent Development Corporation, The Merit Group, Inc., Five Star Products, Inc. and Five Star Group, Inc., or any of them, identified or set forth on this Schedule A to the Settlement Agreement shall not be released or otherwise affected or limited in any way pursuant to the Settlement Agreement and shall remain in full force and effect until such time as they terminate in accordance with their respective terms or are earlier terminated upon agreement by the parties thereto.

1.   Except as otherwise noted below, the covenants and obligations of the parties (or either of them) under the following sections, subsections and Articles of, and Schedules to, the Stock Purchase Agreement, dated as of November 24, 2009, by and between The Merit Group, Inc. and National Patent Development Corporation, shall survive in accordance with the provisions of such agreement and shall be excluded from the obligations released under the Settlement Agreement:

(a)
The last sentence of Section 2.1, Purchase Price, which provides as follows: “All sales, transfer, documentary, stamp, recording and other similar taxes (if any) which may be due or payable in connection with the sale of Stock pursuant hereto shall be borne by Seller.”

(b)
Section 2.3, Section 338 Matters; Purchase Price Allocation, provided that, in recognition of the fact that this Settlement Agreement affects the Purchase Price, the allocation schedule contemplated by subsection (c) of Section 2.3 shall be delivered by Buyer to Seller on or before June 1, 2010, instead of within 120 calendar days after Closing.

(c)	Section 2.8, Indemnity Escrow, except to the extent that such section relates to the Inventory Escrow Account.

(d)	Subsection (b) of Section 5.6, Employee Benefit Plans.

(e)	Section 5.10, New Jersey Transfer Act.

(f)	Section 5.11, Connecticut Transfer Act.

(g)	Section 5.12, Severance etc.

(h)	Section 5.14, Environmental Claims.

(i)	Section 5.18, Guaranties.

(j)	Section 5.19, COBRA.

(k)	Section 5.21, Expenses.

(l)	Section 5.22, Publicity.

(m)	Section 5.23, Taxes.

(n)	Section 5.24, Newington Connecticut Warehouse Lease.

(o)
Article 8, Indemnification and Nonsurvival of Representations and Warranties and Covenants, including Schedule 3.23 (c) and Schedule 8.2, which are referenced in Article 8 and including Schedule 3.19 and Schedule 3.24, which are referenced in Schedule 8.2.

(p)	Article 10, Miscellaneous Provisions, except Section 10.15, Scope of Provisions, which Section 10.15 shall be released pursuant to the Settlement Agreement.

2.   Transition Services Agreement made and entered into on January 15, 2010 by and between The Merit Group, Inc., Five Star Group, Inc. and National Patent Development Corporation, the term of which and the applicable Office Access Period thereunder shall be extended to June 30, 2010.

3.   Non-Competition Agreement made and entered into on January 15, 2010 by and between The Merit Group, Inc. and National Patent Development Corporation.

4.   Employee Agreement made as of November 24,  2009, by and among National Patent Development Corporation and The Merit Group, Inc. (the “Employee Agreement”), provided that the parties acknowledge that the transition period of Thomas Darabaris has been extended to September 30, 2010.

5.   The Side Letter Agreement between The Merit Group, Inc. and National Patent Development Corporation, dated November 24, 2009, regarding, among other things, indemnification obligations relating to the Kampner Matter, as defined therein, a change of the name of JL Distributors, Inc., a subsidiary of National Patent Development Corporation, and the application of the Employee Agreement to a particular employee of Five Star Group, Inc.

6.   The Escrow Agreement made and entered into as of January 15, 2010, by and among The Merit Group, Inc., National Patent Development Corporation and JPMorgan Chase Bank, National Association, as Escrow Agent, except those portions of such agreement that relate to the Inventory Escrow Deposit, as defined therein, which portions shall be released pursuant to this Settlement Agreement to the extent that they relate to such Inventory Escrow Deposit.